Exhibit I-3

(English Translation)

This business combination is made for the securities of two Japanese companies. The offer is subject to disclosure requirements of Japan that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in Japan, and some or all of its officers and directors may be residents of Japan. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

May 15, 2013

To All Concerned Parties

Company name:	G.taste Co., Ltd.
Representative:	Fumiyasu Inayoshi
Representative Director and President
(Code: 2694, JASDAQ)
Inquiries:	Tomoya Iwasaki
Corporate Officer and Division Manager of Executive Management Division
(Tel: 022 (762) 8540)

Notice of a Partial Amendment of the Articles of Incorporation

In a meeting of the Board of Directors held on May 15, 2013, G.taste Co., Ltd. (“the Company”) resolved to bring a proposal to partially amend the Articles of Incorporation before the general shareholders’ meeting scheduled to be held on June 26, 2013. We hereby provide notice of the resolution as follows.

1.	Purpose of the Amendment of the Articles of Incorporation

The Company concluded a merger agreement with G.networks CO., LTD. (headquartered at 1198-4 Aza Nishiotsuka Oaza Nishi Takadomari Sanyoonoda City, Yamaguchi Prefecture; Takafumi Akutsu, Representative Director and President) and SAKAI CO., LTD. (headquartered at 46 Kurokawa Hondori 2-chome, Kita-ku, Nagoya City; Atsushi Yamashita, Representative Director and President), and this is aimed at partially amending the Articles of Incorporation in conjunction with the merger.

	Amendment in conjunction with the merger

In addition to amending the purpose of the business based on the future business operations and capital policy in conjunction with the merger, new provisions concerning the organ determining the dividends of surplus will be established.

Furthermore, the number of authorized shares will also be changed on the condition that 94,006,608 shares of common stock are issued on the effective date of the merger, bringing the total number of outstanding shares to 168,370,984.

‚	Other amendments will be made to the numbering due to the addition of provisions.

2.	Details of the Amendment of the Articles of Incorporation

The details of the amendment are shown in the attachment.

3.	Conditions of the Amendment

The amendment is conditional upon the proposal concerning the merger brought before the general shareholders’ meeting scheduled to be held on June 26, 2013 is approved, and the merger takes effect.

4.	Schedule

General Shareholders’ Meeting	June 26, 2013 (scheduled)

Effective Date of the Amendment of the Articles of Incorporation	August 1, 2013 (scheduled)

[Attachment] Details of the Amendment of the Articles of Incorporation

(Amendments are Underlined)
Current Articles of Incorporation	Proposed Amendment
Article 1 (Text omitted)	Article 1 (Unchanged)

Article 2 (Purpose)	Article 2 (Purpose)
The purpose of the Company is to conduct the following businesses.	The purpose of the Company is to conduct the following businesses.
(1) – (3) (Text omitted)	(1) – (3) (Unchanged)
(4) Import, export, processing, storage and sale of marine products and seafood	(4) Importing and exporting operations, processing, storage and sale of foodstuffs
(5) – (17) (Text omitted)	(5) – (17) (Unchanged)
(New)	(18) Manufacture and sale of materials and products for food service industry
(19) Sale of machinery and equipment for food service industry
(20) Management of accommodation facilities such as hotels and Japanese inns, and bathing facilities such as public baths
(21) Manufacture and sale of various confectionery and cooked foods
(22) Operations related to life insurance solicitation
(23) Planning and management of events
(24) Planning, design, supervision, contracting and consulting for construction work
(25) Travel agency operations
(26) Publishing and printing business
(27) Advertising agency business
(28) Software development and sales
(29) Creation of computer input and output data
(30) Sale and repair of automobiles
(31) Management and operation of private academies

(32) Operation of English conversation schools and English training facilities in Japan and Overseas, and opening operation of facilities for instruction of other languages and training Japanese language teachers

(33) Sale of fresh foods and processed foods
(34) Sale of tobacco, toys, apparel and daily necessities
(35) Leasing, rental, sale and maintenance management of kitchen equipment, air conditioners, store equipment, fixtures and fittings
(36) Sale of computers and peripherals
(37) Provision of administrative and wage accounting services
(18) All operations associated with the preceding items	(38) All operations associated with the preceding items

Article 3 – Article 5 (Text omitted)	Article 3 – Article 5 (Unchanged)

Article 6 (Number of Authorized Shares)	Article 6 (Number of Authorized Shares)
The number of shares able to be issued by the Company is 120,000,000.	The number of shares able to be issued by the Company is 673,483,936.

Article 7 – Article 29 (Text omitted)	Article 7 – Article 29 (Unchanged)

(New)

Article 30 (Organ Determining the Dividends of Surplus)

The Company shall determine the dividends of surplus in accordance with Article 459 Paragraph 1 of Companies Act by resolution of the Board of Directors without requiring a resolution of the general shareholders’ meeting except when otherwise stipulated by law.

Article 30 (Dividends of Surplus)

1. By resolution of the general shareholders’ meeting, the Company may provide a year-end dividend to shareholders and registered pledgees of shares in the shareholder registry on the last day of each business year.

2. In addition to the preceding paragraph, by resolution of the Board of Directors, the Company may provide an interim dividend to shareholders and registered pledgees of shares in the shareholder registry as of September 30 each year.

Article 31 (Record Date for Dividends of Surplus)

The Company may provide a year-end dividend to shareholders and registered pledgees of shares in the shareholder registry as of the last day of each business year.

(Deleted)

(New)

Article 32 (Interim Dividends)

In addition to the preceding article, by resolution of the Board of Directors, the Company may provide an interim dividend to shareholders and registered pledgees of shares in the shareholder registry as of September 30 each year.

Article 31 (Text omitted)	Article 33 (Unchanged)

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